                                                                   EXHIBIT 10.12


April 12, 1994



Mr. Laurence Chapman
2672 Gloucester Drive
Upper St. Clair, PA 15241

Dear Laurence:

We are very eager to have you join us in the position of Senior Vice President and Chief Financial Officer. This letter sets forth the key elements of the position, and it is my sincere hope that your response to it will be positive.

SALARY AND BONUS
- - ----------------

As Senior Vice President and Chief Financial Officer, your starting salary would be $228,000 per year, and you would be reporting to me. You will receive a merit review on August 1, 1994.

The position carries a forty percent (40%) of base salary as the annual target bonus opportunity under our Management Incentive Program (MIP), which as you know pays on the basis of cash generated and average net assets. Your first full year eligibility to participate in this program will be effective with the start of our fiscal year 1995 on August 1, 1994. However, you will receive $22,800 bonus on September 15, 1994, for fiscal 1994. The bonus opportunity for fiscal 1995 and on is significantly leveraged up and down, depending upon Company performance, but you will receive a guaranteed bonus of a minimum of $68,400 for fiscal 1995 or a greater amount, depending on Company and personal performance in accordance with the provisions of the MIP. After that, of course, you would remain eligible to receive any award earned in accordance with the provisions of the MIP. All incentive compensation (both bonus and stock) elements are subject to Board of Directors' discretionary approval and do not represent entitlements.

You would also be eligible for all benefits described on the enclosed Summary of Executive Benefits, although for vacation, you would receive four weeks instead of what is there shown.

Letter to Laurence Chapman
September 2, 1994
Page 2


RESTRICTED STOCK PLAN
- - ---------------------

It would be the intention of the Board of Directors to provide a Restricted Stock Grant of 20,000 shares of common stock at a price of $1 per share. This Grant would vest over the next five years at the rate of 20% per year.

NON-QUALIFIED STOCK OPTION PLAN
- - -------------------------------

Rohr has a Non-Qualified Stock Option Plan and, under it, you would be provided with an initial grant of Non-Qualified Stock of 50,000 shares at fair market value. The option price of shares would be at the market value on the day that such shares are formally granted. The Board believes that any such option should have long-term value because of Rohr's current low market price. This initial grant would vest over five years at a rate of 20% per year.

CHANGE OF CONTROL PROVISION
- - ---------------------------

As is the case with our other senior executives, we would provide a Severance Compensation Agreement whereby you would be covered in the event of a Change of Control of Rohr. In addition, under circumstances stated below, you would recover an additional $250,000.

SERP
- - ----

We would be prepared to amend our current Supplemental Executive Retirement Plan
(SERP) to provide you with credited service at the rate of two years for each year employed by Rohr for the first 13 years of employment. After that, you would earn a year of service for each year employed. An explanation of this Plan and also the funded Salaried Retirement Plan is included in the Summary of Executive Benefits enclosed. Your rights to a pension under the SERP would vest as you earned credited service, so that if your employment terminates for whatever reason, you will be entitled to a pension based on the years of credited service earned to the date of such termination.

ONE-TIME STARTING BONUS
- - -----------------------

The Board's offer would also include a one-time starting bonus of $114,000, payable one-half on May 1, 1994, and the balance on November 1, 1994.

OTHER ONE-TIME BENEFITS
- - -----------------------

A. In order to compensate you for the loss of your Westinghouse options, we would make the following arrangements:

Letter to Laurence Chapman
September 2, 1994
Page 3


     * Rohr will pay, on May 1, 1997, the amount of $13,270 for each one-eighth of a point that the highest closing price of Westinghouse common stock between November 1, 1996, and April 30, 1997, exceeds the closing price of Westinghouse common stock on May 1, 1994. This amount, however, will not exceed $250,000.

     * If there is a change in control of Rohr prior to November 1, 1996, you will receive $250,000 forthwith, in lieu of other sums payable to you under the heading "Other One-Time Benefits."


     * If Westinghouse is merged or substantially all of its assets are sold to a third party before November 1, 1996, the $13,270 per one-eighth of a point shall be measured between May 1, 1994, and the closing price on the last day Westinghouse common stock is publicly traded. This alternate calculation is also limited to $250,000, and whatever sum is due hereunder will be payable on May 1, 1997.

TERMINATION
- - -----------

     * In the event you are terminated without cause before the third anniversary of your starting date, Rohr will pay you a lump sum of $228,000 within 30 days thereafter. For these purposes, a "cause" is defined as either of the following occurrences:

          (a) Conviction, by a court of competent and final jurisdiction, of a felony or any crime involving moral turpitude committed at any time while an employee of the Company; provided, however, this shall not include any criminal liability imposed upon the employee by virtue of the fact that he is an officer of the Company without any significant, direct personal involvement by the employee in the criminal act; or

          (b) Commission of any act of fraud or deceit upon, or otherwise materially evidencing bad faith toward, the Company while an employee of the Company.

     * If you voluntarily leave Rohr, for any reason other than disability or death, then all unvested Restricted stock and options will terminate. In case of involuntary termination, however caused, the vesting of the Restricted Stock and options will continue each year until fully vested.

Letter to Laurence Chapman
September 2, 1994
Page 4


RELOCATION EXPENSES
- - -------------------

The Company will pay for your complete household move and transportation costs of all household and personal effects excluding any unusual items such as airplanes, boats, etc. We will also pay for the expenses related to the in-transit expenses to San Diego for you and your family. While you seek permanent housing arrangements, Rohr will pay for your reasonable temporary housing expenses for up to 180 days. Storage costs for your personal household effects will be paid for 180 days.

HOME SALE INCENTIVE
- - -------------------

The first option is one in which you would be responsible for selling your home and your second home yourself and we would reimburse you for the cost of the realtor's commission, escrow fees and any prepayment penalty. We would also give you a home sale incentive payment of $75,000 in the aggregate for both homes. Under this option, the reimbursements and $75,000 payment would be subject to the applicable federal and state taxes.

The second option is one in which you would be responsible for finding a purchaser for your home and also a buyer for your secondary residence but Prudential Relocation Management would handle those transactions. In this case, also, the home sale incentive still would be $75,000 but, because of Prudential's handling of the transaction, the reimbursements noted above are not taxable, but the $75,000 payment would be.

Regardless of your choice of options related to the sale of your current homes, if you purchase a principal residence in San Diego, you will be reimbursed for the reasonable and customary closing fees for the area. This reimbursement is available even if you decide to retain your home in Upper St. Clair for some period of time. These fees include such items as title insurance, mortgage preparation fees, recording fees, fees for obtaining the mortgage and reasonable attorney or escrow fees.

As you know, there are certain income tax consequences associated with your move. Under Federal Tax Law, any amount paid to you directly or indirectly by the Company will be included in your W-2 Form as gross income. You will be able to deduct certain of these reimbursable expenses for both federal and state tax purposes. However, certain of these reimbursed expenses will not be deductible and will increase your taxable income in the year of your move.

I have enclosed a Rohr Employment Application and Conditional Offer of Employment which are required as part of our routine employment

Letter to Laurence Chapman
September 2, 1994
Page 5


administration. These would need to be completed and returned as soon as possible to David Ramsay. We also require a pre-employment physical exam that includes a drug screen. This can be arranged with a physician in your local area. David Ramsay can coordinate this issue.

Laurence, I believe that you will be a very key addition to Rohr's top management team. You have much to contribute to the Company's success and I think that you will personally find both challenge and opportunity here. Please call me directly with your response. I look forward to hearing from you soon.

Sincerely,


R. H. Rau
President and Chief Executive Officer


Enclosures

                               EXECUTIVE BENEFITS


Company-paid life Insurance and  AD&D        3 X annual salary
- - -------------------------------------

Optional Group Universal Life                Employee choice
- - -----------------------------

Paid sick leave                              3 months
- - ---------------


Company-paid 24-hour accident insurance      $100,000
- - ---------------------------------------


Company-paid estate planning                 Legal expenses reimbursed
- - -----------------------------

Vacation                                     Service             Days
- - --------                                     -------             ----
                                             1 year               15*
                                             5 years              20
                                            15 years              25
                                            *Days are accrued monthly



Long-Term Disability Insurance              66.70% of monthly salary up to
- - ------------------------------              $10,000 maximum (employee and
                                            company split premium cost)


Medical/Dental                              No employee monthly premium
- - --------------                              currently for PacifiCare HMO; other
                                            alternatives available

401(k)                                      Company matches 25% of first 5% of
- - ------                                      pay, contributed in Rohr stock**

Retirement Plan                             1.5% per year of service X final
- - ---------------                             average pay less 50% of estimated
                                            Social Security Benefits

Supplemental Retirement Plan                .5% per year of service
- - ----------------------------

Holidays                                    11 - 13 per year
- - --------

** Match suspended for executives in FY93.

4/94